Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann (734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY ANNOUNCES CASEGOODS RESTRUCTURING

MONROE, MI., April 16, 2014—La-Z-Boy Incorporated (NYSE: LZB) today announced it will restructure its casegoods business, which represents approximately 10% of revenue, by transitioning to an all-import model for its wood furniture.  To accomplish the restructuring:

•	During the second quarter of fiscal 2015, La-Z-Boy will discontinue casegoods production at its Hudson, North Carolina facility. That facility currently produces bedroom furniture collections for the Kincaid and American Drew lines that account for approximately 12% of the company’s wood furniture business. The company will also exit the hospitality business as that furniture is also manufactured at the Hudson facility.

•	The company will market for sale its youth furniture business, Lea Industries, as it does not align with the company’s long-term strategic objectives.

•	La-Z-Boy will consolidate and transition its warehouse and repair functions from its two North Wilkesboro, North Carolina facilities to Hudson.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy Incorporated, said, “After careful analysis and much consideration, we made the difficult decision to transition our casegoods operation to become solely an importer of wood furniture.  We have implemented many changes to our casegoods manufacturing model over the past few years to be more competitive.  However, in the final analysis, we determined we cannot generate enough domestic volume to support the size facility we operate in North Carolina and believe this move will strengthen our positioning and performance in the segment.  With strong manufacturing partners and a global supply chain team on the ground in Asia managing quality and logistics, we will seamlessly transition our remaining domestic bedroom product offerings.  We remain firmly committed to ensuring our dealers and their customers continue to receive the excellent service they have come to expect and depend on from La-Z-Boy Incorporated.”

Darrow continued, “We expect to cease production at our Hudson facility during the second quarter of fiscal 2015 and until that time will honor all existing production orders in our current backlog.  At the same time, we will begin transitioning the Kincaid and American Drew bedroom product lines overseas.  The restructuring will not affect the Kincaid upholstery program.  We regret the impact the plant closure will have on the approximately 100 employees affected.  We greatly appreciate the contribution of each individual and thank them all for their years of dedicated service.  We will provide outplacement assistance to these employees during this transition period.  By the end of calendar 2014, the two North Wilkesboro facilities, which together are approximately 520,000 square feet, will be idled and marketed for sale along with the wood-working equipment from the Hudson plant.”

Darrow stated, “With respect to our youth business, Lea is not a strategic fit from a size perspective in terms of its revenue or earnings, and we believe our efforts would be enhanced by focusing our resources on the core casegoods product lines, which include bedroom, dining room and occasional pieces, positioned in the mid to upper-mid price points of the market.  As we market the Lea business for sale, we will continue to service our existing dealers while providing them with product until such time as a new owner is found.”

Darrow noted, “Our casegoods business remains an integral component of our total product offering to the consumer.  In addition to the many independent dealers carrying our various casegoods brands, our wood business plays a significant role at our La-Z-Boy Furniture Galleries® stores in terms of occasional pieces and as part of our growing In-Home Design program.  We are committed to the casegoods business and believe these changes will position the segment to contribute to the company’s overall growth and profitability plan.”

As a result of the restructuring, La-Z-Boy will take pre-tax charges in the range of $13 million to $15 million, or $0.15 to $0.17 per share after tax, of which approximately 75% is expected to be non-cash.  These charges will be principally for the impairment of certain long-lived assets and inventory and will also include severance, benefits and other associated costs.  The majority of these charges will be incurred in the fourth quarter of the company’s 2014 fiscal year and the remainder taken in the first half of fiscal 2015. In addition, the Lea business will be reported as discontinued operations commencing with the fourth quarter of fiscal 2014.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La‑Z‑Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of economic recovery or the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions; (i) any court actions requiring us to return any of the Continued Dumping and Subsidy Offset Act distributions we have received; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) information technology conversions or system failures; (o) effects of our brand awareness and marketing programs; (p) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (q) litigation arising out of alleged defects in our products; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) our ability to integrate acquired businesses and realize the benefit of anticipated synergies; and (t) those matters discussed in Item 1A of our fiscal 2013 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are La-Z-Boy and England. The Casegoods segment consists of four brands: American Drew, Lea, Hammary and Kincaid. The company-owned Retail segment includes 100 of the 312 La-Z-Boy Furniture Galleries® stores.
The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 312 stand-alone La-Z-Boy Furniture Galleries® stores and 564 independent Comfort Studios® locations, in addition to in-store gallery programs for Kincaid, England and Lea.   Additional information is available at http://www.la-z-boy.com/.

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